AMENDMENT FIVE
TO THE
TORCHMARK CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Pursuant to Section 9.1 of the Torchmark Corporation Supplemental Executive Retirement Plan as established effective January 1, 2007 (the “Plan”), Torchmark Corporation (the “Company”) hereby amends the Plan, effective January 1, 2015 as follows:
1.Section 2.4 of the Plan is replaced in its entirety and shall read as follows:
2.4    Annual Compensation Limit shall mean the limitation imposed by Section 401(a)(17) of the Code on annual compensation which may be taken into account for purposes of computing benefits under a qualified retirement plan, including the Pension Plan.
2.    Section 3.1 of the Plan is replaced in its entirety and shall read as follows:
3.1    Eligibility Requirements. An Employee of an Employer whose annual compensation from such Employer exceeds the Annual Compensation Limit shall become a Participant in this Plan if and when such Employee is designated by the Board (or a committee of the Board) as being eligible to participate in this Plan.
3.    New Section 3.2 is added to the Plan and shall read as follows:
3.2    Frozen Retirement Benefit for Participants Entering the Plan Before 2015. The Retirement Income under the Plan for a Participant whose annual compensation from an Employer for any Plan Year after the Participant entered the Plan does not exceed the Annual Compensation Limit is frozen as of the date prior to 2015 on which the Participant's Retirement Income is the highest.
4.    New Section 3.3 is added to the Plan and shall read as follows:
3.3    Frozen Retirement Benefit for Participants Entering the Plan After 2014. An Employee who becomes a Participant after 2014 shall cease to be a Participant on the last day of the first Plan Year during which the Participant's annual compensation from an Employer does not exceed the Annual Compensation Limit. Such Participant's Retirement Income under the Plan shall be frozen at the amount accrued as of the last day of the Plan Year immediately preceding the Plan Year during which such Employee ceased being a Participant.
5.    Section 4.2 of the Plan is replaced in its entirety and shall read as follows:
4.2    Amount of Retirement Benefit. The monthly amount of a Participant’s Retirement Income under this Plan in the form of a Single Life Annuity will be determined in the following manner:
(a)    Determine the annual benefit which would be payable to the Participant as a Single Life Annuity under Article III (but not including Sections 3.1.5 and 3.4 thereof) of the Pension Plan at the Participant’s Normal Retirement Date (or Deferred Retirement Date if the Participant is retiring after his Normal Retirement Date) without applying the Annual Compensation Limit and the Section 415 Limit,

provided, however, that a Participant’s Final Average Compensation, for purposes of this calculation, will be limited to $1,000,000. The calculation made pursuant to this subsection (a) shall be made pursuant to said Article III (but not including Sections 3.1.5 and 3.4 thereof) for each Participant notwithstanding that the Participant may have his qualified retirement benefit determined under a different formula within the Pension Plan or a different qualified retirement plan, or notwithstanding that the Participant does not participate in any qualified retirement plan. For purposes of this calculation, each Participant's compensation shall be the Participant's Compensation as defined in Article I of the Pension Plan, except that elective contributions under the Torchmark Corporation Restated Deferred Compensation Plan shall be included in the Participant's Compensation.
(b)    If the Participant is under age 65 on his or her date of retirement, (i) multiply this amount by the fraction described in Section 1.1 of the Pension Plan, then (ii) multiply this amount by the early retirement reduction factor shown below:
Age                    Factor

55                     15%
56                     30%
57                     45%
58                     60%
59                     75%
60                     90%
61                     92%
62                     94%
63                     96%
64                     98%
65                     100%

For purposes hereof, a Participant’s “age” will be determined by the Participant’s age on his birthday immediately preceding or coincident with his date of retirement.
(c)    Subtract from this amount the annual benefit payable to the Participant as a Single Life Annuity under the Pension Plan at the Participant’s retirement date after applying the Annual Compensation Limit and the Section 415 Limit and after applying the applicable early retirement reduction factors contained in the Pension Plan. In the case of a Participant whose qualified retirement benefit is not calculated under the Pension Plan or a Participant who does not have a qualified retirement benefit, the amount determined under this subsection (c) shall be calculated as if the Participant were a participant in the Pension Plan for his entire career with his benefits being determined under the benefit formula contained in Section 3.1 of the Pension Plan. In the case of a Participant whose qualified retirement benefit is calculated only in part under the Pension Plan (for example, a Participant who, for a part of his career, was covered under a qualified plan other than the Pension Plan), the amount determined under this subsection (c) shall be calculated as if the Participant were a participant in the Pension Plan for his entire career with his benefits being determined under the benefit formula contained in the Pension Plan which applied to the Participant for that part of his career in which he was a participant in the Pension Plan.
(d)    Divide the result by twelve (12).

(e)    The resulting amount, if any, is the monthly benefit payable under this Plan as a Single Life Annuity at the Participant’s benefit commencement date, as described in Section 4.1 above.
(f)    A Participant who retires prior to age 55 or who has less than 10 full years of Vesting Service (as defined in the Pension Plan) will not be eligible for a benefit under this Plan.
(g)    In the case of a Participant who, at retirement or other termination of employment, is entitled to receive benefits under the Torchmark Corporation Supplementary Retirement Plan, as established effective January 1, 1983, and as restated effective January 1, 1992 (the "Prior Plan"), which are greater than the benefits payable to the Participant under this Plan, such Participant shall receive such greater benefits instead of the benefits provided under this Plan. Otherwise, the benefits provided under this Plan are in lieu of the benefits payable under the Prior Plan, and no Participant shall be eligible to receive benefits from both the Prior Plan and this Plan.

Done this the 30th day of April, 2015.
TORCHMARK CORPORATION

By: /s/ Carol A. McCoy
Its: Vice President, Associate Counsel &
Corporate Secretary

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